Exhibit (k)(3)

ASSIGNMENT AND ASSUMPTION

Assignment and Assumption dated as of January 1, 2002, between EquitiLink USA, Inc., a Delaware Corporation authorized to transact business under the name Aberdeen Asset Management (the “Assignor”) and Aberdeen Fund Managers Inc., a Delaware Corporation authorized to transact business under the name Aberdeen Asset Management, Inc. (the “Assignee”).

Whereas, the Assignor entered into an Investor Relations Services Agreement dated as of March 1, 2000 (the “Agreement”) between the Assignor and The First Australia Fund, Inc., a closed-end management investment company now known as Aberdeen Australia Equity Fund, Inc. (the “Fund”), and

Whereas, the Assignor desires to assign its rights under the Agreement to the Assignee, in consideration of the assumption by the Assignee of all obligations and liabilities of the Assignor under the Agreement, and

Whereas, the Assignor is a wholly-owned subsidiary of Aberdeen Asset Managers (C.I.) Limited (“AAMCIL”), the Fund’s Investment Manager, and the Assignee is an affiliate of AAMCIL, and

Whereas, the Board of Directors of the Fund, at a Board meeting held on March 14, 2002, approved the assignment by the Assignor of its rights under the Agreement to the Assignee.

Now, therefore, the Assignor hereby assigns to the Assignee the entire right, title and interest of the Assignor under the Agreement, and the Assignee hereby undertakes, assumes and agrees to perform and discharge all obligations and liabilities of the Assignor under the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be duly executed by their authorized officers as of the date first set forth above.

EquitiLink USA, Inc.

By	/s/ Timothy P. Sullivan
Name:	Timothy P. Sullivan
Title:	Secretary

Aberdeen Fund Managers, Inc.

By	/s/ Beverley Hendry
Name:	Beverley Hendry
Title:	Director
Chief Executive Officer

The undersigned hereby consents to this Assignment and Assumption.

Aberdeen Australia Equity Fund, Inc.

By	/s/ Simon Bignell
Name:	Simon Bignell
Title:	Assistant Treasurer